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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Snapple Beverage Group, Inc. on Form S-1 of our report on Triarc Consumer Products Group, LLC dated March 10, 2000 (June 23, 2000 as to Note 22) appearing in the Prospectus, which is a part of this Registration Statement, and of our report on Triarc Consumer Products Group, LLC dated March 10, 2000 (June 23, 2000 as to Note 22) relating to the financial statement schedules appearing elsewhere in this Registration Statement.

    We also consent to the reference to us under the headings 'Selected Historical Consolidated Financial Data' and 'Experts' in such Prospectus.

DELOITTE & TOUCHE LLP
New York, New York
June 23, 2000